Exhibit 99.1
EPR PROPERTIES REPORTS THIRD QUARTER RESULTS
Company Increases Investment Spending and FFO Guidance for 2013
Introduces Guidance for 2014

Kansas City, MO, November 5, 2013 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter and the nine months ended September 30, 2013.

Three Months Ended September 30, 2013

•	Total revenue was $87.8 million for the third quarter of 2013, representing an 8% increase from $81.5 million for the same quarter in 2012.

•
Net income available to common shareholders was $37.6 million, or $0.79 per diluted common share, for the third quarter of 2013 compared to $28.1 million, or $0.60 per diluted common share, for the same quarter in 2012.

•
Funds From Operations (FFO) for the third quarter of 2013 was $47.6 million, or $1.00 per diluted common share, compared to $44.4 million, or $0.94 per diluted common share, for the same quarter in 2012.

•
FFO as adjusted for the third quarter of 2013 was $48.2 million, or $1.01 per diluted common share, compared to $45.1 million, or $0.96 per diluted common share, for the same quarter in 2012, an increase of 6% per share.

Nine Months Ended September 30, 2013

•	Total revenue was $253.7 million for the nine months ended September 30, 2013, representing an 8% increase from $235.4 million for the same period in 2012.

•
Net income available to common shareholders was $99.3 million, or $2.10 per diluted common share, for the nine months ended September 30, 2013, compared to $74.3 million, or $1.58 per diluted common share, for the same period in 2012.

•	FFO for the nine months ended September 30, 2013 was $136.1 million, or $2.88 per diluted common share, compared to $127.8 million, or $2.72 per diluted common share, for the same period in 2012.

•
FFO as adjusted for the nine months ended September 30, 2013 was $138.6 million, or $2.93 per diluted common share, compared to $128.7 million, or $2.74 per diluted common share, for the same period in 2012, an increase of 7% per share.

David Brain, President and CEO, commented, “Our strong performance and updated guidance continue to validate our primary investment segments, along with demonstrating the quality of our portfolio and significant potential for future growth. We also remain diligent in our balance sheet management, making a number of enhancements to our credit facility and term loan, while raising approximately $215 million in equity during and subsequent to quarter end. We expect a continued robust performance in 2014, as we are anticipating an approximate 25% increase in our investment spending.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended September 30,
	2013		2012
	Amount	FFO/share	Amount	FFO/share

FFO	$47,616	$1.00	$44,394	$0.94
Costs associated with loan refinancing or payoff	223	—	477	0.01
Transaction costs	317	0.01	184	0.01
FFO as adjusted	$48,156	$1.01	$45,055	$0.96

Dividends declared per common share		$0.79		$0.75
FFO as adjusted payout ratio		78%		78%

	Nine Months Ended September 30,
	2013		2012
	Amount	FFO/share	Amount	FFO/share

FFO	$136,114	$2.88	$127,802	$2.72
Costs associated with loan refinancing or payoff	6,166	0.13	477	0.01
Transaction costs	859	0.02	373	0.01
Gain on early extinguishment of debt	(4,539)	(0.10)	—	—
FFO as adjusted	$138,600	$2.93	$128,652	$2.74

Dividends declared per common share		$2.37		$2.25
FFO as adjusted payout ratio		81%		82%

Portfolio Update

As of September 30, 2013, the Company's portfolio of owned entertainment properties consisted of 10.9 million square feet and was 99% leased, including 118 megaplex theatres that were 100% leased. The Company's portfolio of owned education properties consisted of 2.9 million square feet, including 47 public charter schools and one early education center, and was 100% leased. The Company's portfolio of owned recreation properties was 100% leased. The Company's overall owned portfolio consisted of 14.2 million square feet and was 99% leased. Additionally, the Company had $86.0 million in property under development and $200.3 million in land held for development.

As of September 30, 2013, the Company's real estate mortgage loan portfolio had a carrying value of $514.1 million and included financing provided for four entertainment properties, seven education properties and 15 recreation properties.

Investment Update

The Company's investment spending in the third quarter of 2013 totaled approximately $130.1 million (bringing the year-to-date investment spending to $252.8 million), and included investments in each of its four operating segments.

Entertainment investment spending in the third quarter of 2013 totaled $55.7 million, and related to investments in build-to-suit construction of eight megaplex theatres that are subject to long-term triple net leases. In addition, the Company's entertainment investment spending for the third quarter included the acquisition of three megaplex theatres located in Louisiana and Alabama, which are leased under long-term triple-net lease agreements.

Education investment spending in the third quarter of 2013 totaled $55.6 million, and related to investments in build-to-suit construction of 15 public charter schools and five early childhood education centers, all of which are subject to long-term triple net leases or long-term mortgage agreements.

Recreation investment spending in the third quarter of 2013 totaled $17.5 million, and related to fundings under the Company's mortgage notes for improvements at existing ski and waterpark properties. In addition, the Company's recreation investment spending for the third quarter included the build-to-suit construction of six TopGolf golf entertainment facilities as well as funding improvements at the Company's ski property located in Maryland.

Other investment spending in the third quarter of 2013 totaled $1.3 million and related to the land held for development in Sullivan County, New York.

Subsequent to the end of the quarter, the Company completed the acquisition of the Camelback Mountain Resort located in Tannersville, Pennsylvania for a purchase price of $69.3 million. The investment consists of an acquisition of 160 acres of skiable terrain with a 30-acre outdoor waterpark and adventure park, 40-lane tubing hill, base lodge, parking, ancillary buildings and land. The Camelback Mountain Resort is located approximately 90 miles outside of New York City in the popular Poconos Mountain region. The property is leased to the operator pursuant to a triple net lease with a 20-year term.

In addition, the Company has provided a commitment to finance the construction of a 453 room Wilderness Lodge hotel, with an attached 125,000 square foot indoor waterpark, to be located at the base of the mountain. The total project cost for the indoor waterpark hotel is estimated to be approximately $155.0 million, of which the Company will provide up to $110.7 million or approximately 70% of total estimated project costs. Upon completion of the indoor waterpark hotel, it is expected that this investment will be incorporated into the triple net lease of the ski property described above, which will then have an initial term of 20 years from the completion date.

Progress on Vineyard and Winery Sales

The Company continues to make progress toward selling its remaining vineyard and winery investments. During the third quarter, the Company sold three vineyard and winery properties for net proceeds of $22.3 million and a net gain of $3.2 million was recognized.

Dismissal of Litigation

On September 18, 2013, the United States District Court for the Southern District of New York dismissed the $1.5 billion antitrust suit filed by affiliates of Louis Cappelli against the Company and certain of its subsidiaries, Empire Resorts, Inc. and Monticello Raceway Management, Inc. (collectively, “Empire”), and Kien Huat Realty III Limited and Genting New York LLC (collectively, “Genting”). The complaint alleged, among other things, that the Company and its subsidiaries had conspired with Empire to monopolize the racing and gaming market in the Catskills by entering into exclusivity and development agreements to develop a comprehensive resort destination in Sullivan County, New York. The plaintiffs are seeking $500 million in damages (trebled to $1.5 billion under antitrust law), punitive damages, and injunctive relief. The District Court dismissed plaintiffs’ federal antitrust claims against all defendants with prejudice, and dismissed the pendent state law claims against Empire and Genting without prejudice, meaning they could be further pursued in state court. The plaintiffs have filed a motion for reconsideration with the District Court, seeking permission to file a Second Amended Complaint, and also have filed a Notice of Appeal.

On October 2, 2013, the New York Supreme Court in Sullivan County denied in its entirety the Article 78 petition (the “Petition”) filed by Concord Associates, L.P., an entity controlled by Louis Cappelli. The Petition challenged the actions taken by the Town of Thompson, New York and its Town Board and Planning Board regarding the Concord Project. The Plaintiff has filed a Notice of Appeal.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total long-term debt to total assets plus accumulated depreciation) of 44% at September 30, 2013. The Company had $24.1 million of unrestricted cash on hand and $68.0 million of debt outstanding under its unsecured revolving credit facility at September 30, 2013.

As previously announced, on July 23, 2013, the Company amended and restated both its unsecured revolving credit facility as well as its unsecured term loan facility. Additionally, subsequent to these amendments, the Company exercised a portion of the accordion under its new unsecured revolving credit facility to increase the initial borrowing amount available under the facility to $475.0 million.
During the third quarter, the Company issued an aggregate of 784,978 common shares under its Dividend Reinvestment and Direct Share Purchase Plan (the Plan) for total net proceeds of $38.5 million. Subsequent to quarter end, the Company issued an additional 61,289 shares under the Plan for total net proceeds for $2.9 million.

On October 23, 2013, the Company issued 3.6 million common shares in a registered public offering. Total net proceeds, after the underwriting discount and offering expenses, were approximately $174.0 million.

Dividend Information

The Company declared regular monthly cash dividends during the third quarter totaling $0.79 per common share. The Company also declared and paid third quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

Guidance Update

The Company is increasing its 2013 guidance for FFO as adjusted per share to a range of $3.87 to $3.93 from a range of $3.83 to $3.93. In addition, the Company is increasing its 2013 investment spending guidance to a range of $400 million to $425 million from a range of $300 million to $350 million.

The Company is also introducing its 2014 guidance for FFO as adjusted per diluted share of $4.12 to $4.22. In addition, the Company is introducing 2014 investment spending guidance in a range of $500 million to $550 million.

Quarterly Supplemental

The Company's supplemental information package for the third quarter and nine months ended September 30, 2013 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Rental revenue	$62,209	$59,755	$182,758	$174,364
Tenant reimbursements	4,552	4,608	13,748	13,794
Other income	1,441	203	1,538	336
Mortgage and other financing income	19,639	16,976	55,670	46,861
Total revenue	87,841	81,542	253,714	235,355
Property operating expense	6,579	5,939	19,604	17,999
Other expense	204	455	508	1,049
General and administrative expense	6,764	5,486	19,468	17,774
Costs associated with loan refinancing or payoff	223	477	6,166	477
Gain on early extinguishment of debt	—	—	(4,539)	—
Interest expense, net	20,435	19,994	60,424	56,594
Transaction costs	317	184	859	373
Impairment charges	—	—	—	1,914
Depreciation and amortization	13,141	11,733	39,140	34,497
Income before equity in income from joint ventures and discontinued operations	40,178	37,274	112,084	104,678
Equity in income from joint ventures	351	342	1,168	666
Income from continuing operations	$40,529	$37,616	$113,252	$105,344
Discontinued operations:
Income (loss) from discontinued operations	(195)	(355)	198	334
Impairment charges	—	(3,086)	—	(14,015)
Gain on sale or acquisition of real estate	3,168	—	3,733	720
Net income	43,502	34,175	117,183	92,383
Net income attributable to noncontrolling interests	—	(24)	—	(61)
Net income attributable to EPR Properties	43,502	34,151	117,183	92,322
Preferred dividend requirements	(5,951)	(6,002)	(17,855)	(18,005)
Net income available to common shareholders of EPR Properties	$37,551	$28,149	$99,328	$74,317
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.73	$0.67	$2.03	$1.87
Income (loss) from discontinued operations	0.06	(0.07)	0.08	(0.28)
Net income available to common shareholders	$0.79	$0.60	$2.11	$1.59
Diluted earnings per share data:
Income from continuing operations	$0.73	$0.67	$2.02	$1.86
Income (loss) from discontinued operations	0.06	(0.07)	0.08	(0.28)
Net income available to common shareholders	$0.79	$0.60	$2.10	$1.58
Shares used for computation (in thousands):
Basic	47,349	46,840	47,097	46,781
Diluted	47,524	47,090	47,290	47,035

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
FFO:
Net income available to common shareholders of EPR Properties	$37,551	$28,149	$99,328	$74,317
Gain on sale or acquisition of property	(3,168)	—	(3,733)	(720)
Real estate depreciation and amortization	13,069	13,013	40,036	37,844
Allocated share of joint venture depreciation	164	146	483	432
Impairment charges	—	3,086	—	15,929
FFO available to common shareholders of EPR Properties	$47,616	$44,394	$136,114	$127,802

FFO per common share attributable to EPR Properties:
Basic	$1.01	$0.95	$2.89	$2.73
Diluted	1.00	0.94	2.88	2.72
Shares used for computation (in thousands):
Basic	47,349	46,840	47,097	46,781
Diluted	47,524	47,090	47,290	47,035
Other financial information:
Straight-lined rental revenue	$1,350	$2,042	$3,271	$3,705
Dividends per common share	$0.79	$0.75	$2.37	$2.25

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus charges for loan losses, costs (gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs, less gain on early extinguishment of debt. FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company's 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company's 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three and nine months ended September 30, 2013 and 2012 because the effect is not-dilutive.

EPR Properties
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	September 30, 2013	December 31, 2012
Assets	(unaudited)
Rental properties, net of accumulated depreciation of $398,037 and $375,684 at September 30, 2013 and December 31, 2012, respectively	$1,933,782	$1,885,093
Rental properties held for sale, net	2,788	2,788
Land held for development	200,325	196,177
Property under development	86,048	29,376
Mortgage notes and related accrued interest receivable	514,071	455,752
Investment in a direct financing lease, net	240,990	234,089
Investment in joint ventures	13,683	11,971
Cash and cash equivalents	24,141	10,664
Restricted cash	18,110	23,991
Deferred financing costs, net	24,318	19,679
Accounts receivable, net	40,326	38,738
Other assets	36,691	38,412
Total assets	$3,135,273	$2,946,730
Liabilities and Equity
Accounts payable and accrued liabilities	$58,273	$65,481
Dividends payable	18,587	41,186
Unearned rents and interest	18,979	11,333
Long-term debt	1,545,973	1,368,832
Total liabilities	1,641,812	1,486,832
EPR Properties shareholders’ equity	1,493,084	1,459,521
Noncontrolling interests	377	377
Total equity	1,493,461	1,459,898
Total liabilities and equity	$3,135,273	$2,946,730

About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.4 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com